Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

American Battery Metals Corporation

Reno, NV

We hereby consent to the use in the Form 10-K of American Battery Metals Corporation, that was filed on or about October 13, 2021, of our Report of Independent Registered Public Accounting Firm, dated September 28, 2020, on the consolidated balance sheets of American Battery Metals Corporation, as of June 30, 2020 and September 30, 2019, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the nine months ended June 30, 2020 and twelve months ended September 30, 2019, which appear in such Form 10-K.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

October 13, 2021